Exhibit 5.10

[LETTERHEAD OF LOCKE LORD LLP]

May 20, 2016

Detroit Behavioral Institute, Inc.

Discovery House MA, Inc.

PHC of Michigan, Inc.

PHC of Nevada, Inc.

PHC of Utah, Inc.

PHC of Virginia, LLC

Wellplace, Inc.

c/o Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to each of (i) Detroit Behavioral Institute, Inc., a Massachusetts corporation, (ii) Discovery House MA, Inc., a Massachusetts corporation (“Discovery House MA”), (iii) PHC of Michigan, Inc., a Massachusetts corporation, (iv) PHC of Nevada, Inc., a Massachusetts corporation, (v) PHC of Utah, Inc., a Massachusetts corporation, (vi) Wellplace, Inc., a Massachusetts corporation (each of the foregoing entities being a “Massachusetts Corporate Guarantor”), and (vii) PHC of Virginia, LLC, a Massachusetts limited liability company (the “Massachusetts LLC Guarantor” and collectively with the Massachusetts Corporate Guarantors, the “Massachusetts Guarantors”), in connection with each Massachusetts Guarantor’s proposed guarantee, of $390,000,000 in aggregate principal amount of 6.500% Senior Notes due 2024 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 20, 2016, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by each Massachusetts Guarantor (each, a “Guarantee”), along with other guarantors. The Exchange Notes and the Guarantee of each Massachusetts Guarantor are to be issued pursuant to an Indenture, dated as of February 16, 2016 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

This opinion letter is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Our service as special counsel to the Massachusetts Guarantors is limited to the preparation of this opinion letter, and we have not participated in any other matters related to the Exchange Notes and Guarantees or the transactions contemplated thereby.

Detroit Behavioral Institute, Inc., et al.

May 20, 2016

In connection with issuing this opinion letter, we have examined and relied solely upon originals, or copies certified or otherwise identified to our satisfaction, of the following and we have made no other inquiry, investigation or documentary review for the purposes of this opinion:

(i)	the Indenture;

(ii)	the Guarantees;

(iii)	the Registration Statement;

(iv)	the Registration Rights Agreement dated as of February 16, 2016, among the Company, the Massachusetts Guarantors, the other guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC;

(v)	the Articles of Organization of each Massachusetts Corporate Guarantor certified by the Secretary of the Commonwealth of Massachusetts (the “Massachusetts Secretary”) as of January 14, 2016, and by the Secretary of each Massachusetts Corporate Guarantor as of the date hereof;

(vi)	the Certificate of Organization of the Massachusetts LLC Guarantor certified by the Massachusetts Secretary as of January 14, 2016, and by the Manager of the Massachusetts LLC Guarantor as of the date hereof;

(vii)	the Amended and Restated By-Laws of each Massachusetts Corporate Guarantor certified by the Secretary of each Massachusetts Corporate Guarantor as of the date hereof;

(viii)	the Operating Agreement of the Massachusetts LLC Guarantor certified by the Secretary of the Massachusetts LLC Guarantor as of the date hereof;

(ix)	certificates of legal existence and good standing for (i) each Massachusetts Guarantor (other than Discovery House MA) issued by the Massachusetts Secretary as of April 27, 2016 and (ii) Discovery House MA issued by the Massachusetts Secretary as of April 28, 2016 (collectively, the “Good Standing Certificates”);

(x)	certificates of the Secretaries of each Massachusetts Corporate Guarantor as to resolutions of its board of directors and incumbency and signatures of authorized officers; and

(xi)	a certificate of the Secretary of the Massachusetts LLC Guarantor as to resolutions of the sole member of the Massachusetts LLC Guarantor with respect to the issuance of its Guarantee and incumbency and signatures of authorized officers.

We have not reviewed any document that is referred to in or incorporated by reference into any of the foregoing documents. In addition, we have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions set forth herein. We have also made such examination of law as we have deemed appropriate to give the opinions set forth below.

In giving our opinions below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the conformity to original documents of all documents submitted to us as electronic, certified, facsimile or photostatic copies, (iv) the authenticity, accuracy and completeness of all documents submitted to us as originals or as copies of originals, (v) the absence of mutual mistake or

Detroit Behavioral Institute, Inc., et al.

May 20, 2016

misunderstanding and of fraud, coercion, duress or other similar inequitable conduct in connection with the negotiation, execution and delivery of the Indenture, the Exchange Notes and the Guarantees and the transactions contemplated thereby, (vi) the solvency at all relevant times of the Massachusetts Guarantors and that the performance by the Massachusetts Guarantors of the Indenture and the Guarantees to which they are parties will not result in the impairment of the capital of any of the Massachusetts Guarantors, (vii) that the Company owns, directly or indirectly, all of the outstanding capital stock and membership interests, as applicable, of the Massachusetts Guarantors, (viii) the consideration to be received by the Company and the Massachusetts Guarantors with respect to the Exchange Notes and the Guarantees of each Massachusetts Guarantor is adequate and has been delivered to or for the benefit of the Company and the Massachusetts Guarantors on or prior to the date of issuance thereof, (ix) the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement, (x) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary, (xi) the Initial Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (xii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (xiii) the Company and the Massachusetts Guarantors will have obtained those certain legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold, in each case, as described and in the manner stated in the Registration Statement and any applicable prospectus supplement.

The opinions expressed herein are specifically qualified to the extent that any of them may be subject to or limited by applicable bankruptcy, insolvency, receivership, reorganization, fraudulent conveyance, moratorium and other similar statutory or decisional laws, enacted or in effect at any time, pertaining to the relief of debtors or affecting the rights of creditors, and general principles of equity.

The opinions herein are limited to the law of the Commonwealth of Massachusetts, provided, however, that the opinions expressed herein are based upon a review of those laws, statutes and regulations that, in our experience, are generally recognized as applicable to the transactions contemplated in the issuance of the Exchange Notes and the Guarantees, and in any event shall not include, without limitation (and we express no opinion as to), any state antitrust, environmental, unfair competition, usury, labor and employment, securities or “blue sky” laws, tax laws or any rules or regulations with respect thereto, any laws or regulations relating to title to any property or the validity or perfection of any liens on any collateral, any laws or regulations relating to the licensure or operation of health care facilities, or any local laws relating to land use, zoning, environmental or health and safety laws.

Based solely on the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1. Each Massachusetts Corporate Guarantor is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Massachusetts LLC Guarantor is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

2. Each Massachusetts Corporate Guarantor has the corporate power to execute and deliver, and perform its obligations under, the Indenture and the Guarantee to which it is a party. The Massachusetts LLC Guarantor has the limited liability company power to execute and deliver, and perform its obligations under, the Indenture and the Guarantee to which it is a party.

Detroit Behavioral Institute, Inc., et al.

May 20, 2016

3. Each Massachusetts Guarantor has duly authorized, executed and delivered the Indenture and has authorized the Guarantee to which it is a party.

4. The execution and delivery by each Massachusetts Guarantor of the Indenture and the Guarantee to which it is a party do not, and the performance by such Massachusetts Guarantor of its obligations under the Indenture and the Guarantee to which it is a party will not, violate (i) the Articles of Organization or Amended and Restated By-Laws of such Massachusetts Corporate Guarantor, (ii) the Certificate of Organization or Operating Agreement of the Massachusetts LLC Guarantor, or (iii) the laws of the Commonwealth of Massachusetts.

5. No consent, approval, authorization or order of any Massachusetts court or governmental authority was required in connection with the execution and delivery of the Indenture by the Massachusetts Guarantors or is required for the issuance by the Massachusetts Guarantors of the Guarantees.

All opinions expressed herein are as of the date hereof (unless otherwise stated), and we assume no obligation to update such opinions to reflect any facts or circumstances that hereafter come to our attention or any changes in the law that may hereafter occur.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.10 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP